As filed with the Securities and Exchange Commission on November 18, 2010
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AUDIOCODES LTD.
(Exact name of registrant as specified in its charter)
Israel (State or other jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification No.)
1 Hayarden Street Airport City, Lod, 70151, Israel (Address of Principal Executive Offices)	Not applicable (Zip Code)

AudioCodes Ltd. 2008 Equity Incentive Plan, as amended
(Full title of the plan)

AudioCodes Inc.
2099 Gateway Plaza
San Jose, California 95134
(Name and address of agent for service)
(408) 441-1175
(Telephone number, including area code, of agent for service)

Copy to:
Neil Gold, Esq. Manuel G.R. Rivera, Esq. Fulbright & Jaworski L.L.P. 666 Fifth Avenue New York, New York 10103 Telephone: (212) 318-3000 Facsimile: (212) 318-3400	Itamar Rosen, Adv. Vice President, Legal Affairs and Company Secretary AudioCodes Ltd. 1 Hayarden Street Airport City, Lod, 70151, Israel Telephone: (972) 3-976-4000 Facsimile: (972) 3-976-4044	Tuvia J. Geffen, Adv. Naschitz, Brandes & Co. 5 Tuval Street Tel Aviv 67897, Israel Telephone: (972) 3-623-5000 Facsimile: (972) 3-623-5005

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated Filer ☐	Accelerated filer ☒
Non-accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Ordinary shares, nominal value NIS 0.01 per share	2,000,000 shares(3)	$4.43	$8,860,000	$631.72

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement on Form S-8 (this "Registration Statement") shall also cover an additional indeterminable number of ordinary shares which become issuable under the above-named plan by reason of any future share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding ordinary shares.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon $4.43, the average of the high and low sales prices of the registrant's ordinary shares on the NASDAQ Global Select Market on November 16, 2010.

(3)	Additional ordinary shares authorized for issuance pursuant to awards made under the AudioCodes Ltd. 2008 Equity Incentive Plan as a result of a recent amendment to the Plan.

EXPLANATORY NOTE

The purpose of this Registration Statement on Form S-8 is to register an additional 2,000,000 ordinary shares, nominal value NIS 0.01 per share (“Ordinary Shares”), of AudioCodes Ltd. (the “Registrant”) for issuance pursuant to awards under the AudioCodes Ltd. 2008 Equity Incentive Plan, as amended (the “Plan”).  In accordance with General Instruction E of Form S-8, the contents of the Registrant's Registration Statement on Form S-8 (File No. 333-160330), filed with the Securities and Exchange Commission (the "Commission") on June 30, 2009, to register 2,009,122 Ordinary Shares for issuance pursuant to awards under such Plan, are incorporated herein by reference.  On October 19, 2010, the Registrant amended the Plan to increase the number of Ordinary Shares that may be issued under the Plan to 4,009,122 Ordinary Shares from 2,009,122 Ordinary Shares.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents and information filed with the Commission (the “Commission”) by the Registrant are incorporated herein by reference:

•	the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2009;

•
the information set forth in the second, third, seventh and eighth paragraphs of, and the condensed consolidated balance sheets, condensed consolidated statements of operations and condensed consolidated statement of cash flows contained in, the press release attached as Exhibit 1 to the Registrant’s Report on Form 6-K filed with the Commission on October 22, 2010;

•	the information set forth in the first paragraph of and the translation attached as Exhibit 1 to the Registrant’s Report on Form 6-K filed with the Commission on October 20, 2010;

•
the information set forth in the second, third, sixth and seventh paragraphs of, and the condensed consolidated balance sheets, condensed consolidated statements of operations and condensed consolidated statement of cash flows contained in, the press release attached as Exhibit 1 to the Registrant’s Report on Form 6-K filed with the Commission on July 28, 2010;

•	the information set forth in the first and second paragraphs of the press release attached as Exhibit 2 to the Registrant’s Report on Form 6-K filed with the Commission on June 29, 2010;

•	the information set forth in the first and second paragraphs of the press release attached as Exhibit 1 to the Registrant’s Report on Form 6-K filed with the Commission on May 12, 2010;

•
the information set forth in the second, third, sixth, seventh, ninth, eleventh and twelfth paragraphs of, and the condensed consolidated balance sheets, condensed consolidated statements of operations, condensed consolidated statement of cash flows contained in, the press release attached as Exhibit 1 to the Registrant’s Report on Form 6-K filed with the Commission on April 28, 2010;

•
the information set forth in the first paragraph of the joint press release attached as Exhibit 1 and the first paragraph of the press release attached as Exhibit 2 to the Registrant’s Report on Form 6-K filed with the Commission on March 24, 2010;

•	the information set forth in the first paragraph of the press release attached as Exhibit 1 to the Registrant’s Report on Form 6-K filed with the Commission on January 19, 2010; and

•
the description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 0-30070) filed with the Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, on May 21, 1999.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof (in the case of any Report on Form 6-K, if and to the extent the Registrant identifies in the Report that it is being incorporated by reference herein) from the date of filing of such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

The following exhibits are filed herewith as part of this Registration Statement.

Exhibit
No.	Description

4.1	AudioCodes Ltd. 2008 Equity Incentive Plan (incorporated herein by reference to Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2008).

4.2	Amendment to AudioCodes Ltd. 2008 Equity Incentive Plan, dated October 19, 2010.

5.1	Opinion of Naschitz, Brandes & Co., Advocates.

23.1	Consent of Naschitz, Brandes & Co., Advocates (included in Exhibit 5.1).

23.2	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

24.1	Power of Attorney (on signature page).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Airport City, Israel, on November 18, 2010.

AUDIOCODES LTD.

By:	/s/ GUY AVIDAN
Guy Avidan
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints SHABTAI ADLERSBERG and GUY AVIDAN, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead, and in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SHABTAI ADLERSBERG	Chairman of the Board and Chief Executive Officer	November 18, 2010
Shabtai Adlersberg	(Principal Executive Officer)

/s/ GUY AVIDAN	Vice President of Finance and Chief Financial	November 18, 2010
Guy Avidan	Officer (Principal Financial and Accounting Officer)

/s/ JOSEPH TENNE	Director	November 18, 2010
Joseph Tenne

/s/ DR. EYAL KISHON	Director	November 18, 2010
Dr. Eyal Kishon

/s/ DORON NEVO	Director	November 18, 2010
Doron Nevo

/s/ OSNAT RONEN	Director	November 18, 2010
Osnat Ronen

Authorized Representative in the United States:  November 18, 2010

AUDIOCODES INC.

By:	/s/ GUY AVIDAN
Name: Guy Avidan
Title:

INDEX TO EXHIBITS

Exhibit
No.	Description

4.1	AudioCodes Ltd. 2008 Equity Incentive Plan (incorporated herein by reference to Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2008).

4.2	Amendment to AudioCodes Ltd. 2008 Equity Incentive Plan, dated October 19, 2010.

5.1	Opinion of Naschitz, Brandes & Co., Advocates.

23.1	Consent of Naschitz, Brandes & Co., Advocates (included in Exhibit 5.1).

23.2	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.